Exhibit 99.1

02-Nov-2016

Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)

Q3 2016 Earnings Call

1-877-FACTSET

CORPORATE PARTICIPANTS

Amanda Cimaglia Director, Investor Relations & Corporate Communications	J. Brendan Herron Chief Financial Officer & Executive Vice President

Jeffrey W. Eckel Chairman, President & Chief Executive Officer

MANAGEMENT DISCUSSION SECTION

Operator: Please stand by. Good day ladies and gentlemen. Good afternoon and welcome to Hannon Armstrong’s Conference Call on its Q3 2016 Financial Results. Management will be utilizing a slide presentation for this call which is available now for download on their Investor Relations webpage at investors.hannonarmstrong.com. Today’s call is being recorded and we have allocated 30 minutes for prepared remarks and Q&A. All participants will be in a listen-only mode. [Operator Instructions]

At this time, I would like to turn the conference call over to Amanda Cimaglia, Investor Relations Director for the company. Please go ahead ma’am.

Amanda Cimaglia

Director, Investor Relations & Corporate Communications

Thank you, operator and good afternoon, everyone, and welcome. Earlier this afternoon, Hannon Armstrong distributed a press release detailing its quarterly results, a copy of which is available on our website. This conference call is being webcast live on the Investor Relations page of our website where a replay will be available later today.

On today’s call, we have Jeffrey Eckel, our President and CEO; and Brendan Herron, our CFO. We will discuss non-GAAP financial measures on this call. A reconciliation of GAAP to non-GAAP financial measures is provided in our posted earnings release and slide deck.

I would like to remind you that some of the comments made on today’s call are forward-looking statements and within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities and Exchange Act of 1934 as amended. The company claims the protections of the Safe Harbor for forward- looking statements contained in such sections.

The forward-looking statements made in this call are subject to the risks and uncertainties described in the Risk Factors section of the company’s Form 10-K and other filings with the SEC. Actual results may differ materially from those described during the call. In addition, all forward-looking statements are made as of today and the company does not undertake any responsibility to update any forward-looking statements based on new circumstances or revised expectations.

With that, I’d like to turn the call over to Jeff who will begin on slide 3. Jeff?

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

Thanks, Amanda. Good afternoon and thank you all for dialing in. Today we’re announcing core earnings for the quarter of $0.29 per share or 12% increase from Q3 of last year. This is lower than both Q1 and Q2 this year because as we indicated in last quarter, we expected to securitize less in Q3 and thus add more to the balance sheet which increases earnings for future quarters. For the quarter, we closed $242 million of transactions, this brings our year-to-date closings to $712 million which is nearly 20% ahead of last year at this time.

We increased leverage from 1.7 to 1.9 to 1 compared to Q2 and our fixed rate debt at 67% is close to the top of our 50% to 70% fixed rate target. We remain on track for 2016 earnings consistent with prior guidance.

Turning to slide 4, we’ve now been public for almost four years and have produced a total shareholder return of over 125% in that period. This result continues to reinforce our investment thesis. Better risk adjusted returns will be achieved by investing on the right side of the climate change line.

As we’ve said since the IPO, we only invest in assets that are neutral to negative on incremental greenhouse gas emissions. We analyze each investment for its GHG impact prior to taking it to our investment committee and in Q3 the aggregate investments reduced greenhouse gases by 70,000 metric tons or equivalent to 34,000 metric tons of coal. We believe that in world increasingly define by climate change we don’t sacrifice returns to have a positive environmental impact but rather we expect to have better returns investing on the right side of the climate change line.

Turning to slide 5, our diversified origination channels across multiple markets demonstrates a strength in our strategy, which I’d like to highlight this quarter, not only are we in three large markets, efficiency wind and solar, each of those markets have uncorrelated submarkets with different drivers. For instance, the federal efficiency market just benefited from another $2 billion directive that was issued in October,,last month, to do more ESPCs. This is on top of two similar directives the market is benefiting from today.

Commercial PACE is benefiting from successful implementation of local PACE programs all over the country covering some 70% of the U.S. And just as a reminder of the scale the opportunity, the commercial PACE opportunity represents approximately 20% of the U.S. electric bill, compared to something like 2% for the federal market. We really are truly just getting started on efficiency in the U.S.

As widely reported utility scale solar new builds are down in 2016, affecting new solar land origination somewhat. But, signs of this business coming back are emerging driven by the ITC extension and the low cost of panels. And while the utility scale market sorts itself out, we’ve been busy in the residential and largely untapped commercial and industrial, or C&I, solar market. These markets are much less affected by low natural gas prices because they are on the retail side of the meter.

New build utility scale wind opportunities have really benefited from corporate PPAs in 2016 something like 50% of all PPAs in 2016 have come from corporates not utilities, along with the PTC extension, which allows us to participate in preferred equity on the sponsor side. This is an incremental investment opportunity to our participation in the tax equity tail business for seasoned projects.

The benefits of our diversified origination channels across multiple markets are seen on page 6 in our strong 12-month pipeline of efficiency, wind and solar assets at more than $2.5 billion. It is fair to say that our pipeline has never been better.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Before we discuss the forward looking yield, a few words on interest rate movements. Historically over our 35 year history, Hannon Armstrong has done better in higher rate environments and more volatile markets. If that is the direction, we expect to do well. If rates fall or invert, our ability to securitize assets for a gain, as demonstrated in Q1 and Q2, allows us to increase short-term earnings.

With that said the forward-looking yield on our portfolio remained consistent for the quarter at 6.3%. We continue to add assets to the balance sheet with the best risk adjusted yield and securitize assets for gain on sale fees that don’t meet our on balance sheet targets. Again, the variety and low correlation between and within our target markets is a strong key to building an attractive portfolio of assets.

In summary, we had a strong quarter. Our investment thesis is solid and our markets are growing. Now, I’ll turn it over to Brendan to go through our financials.

J. Brendan Herron

Chief Financial Officer & Executive Vice President

Thanks, Jeff. For the quarter, we generated GAAP interest income, rental income and income from equity method investments, which we have labeled investment income on the slide of $16 million, an increased from approximately $12 million this quarter last year, as a result of the growth in the portfolio from $1.1 billion to $1.4 billion. We also generate gain on sale and fee income, which we have labeled other investment revenue of $4 million, up from $3 million in this quarter last year. For the nine months, we have generated $15 million of this other investment revenue versus $8 million in the same period last year. Since, we’ve been public, we have averaged approximately $3.4 million of other investment revenue a quarter. So the first half was clearly larger as Jeff said, due to our – due to capital market volatility. One of the strengths we think we have in the business is the ability to use securitizations to reduce our exposure to raising capital in volatile or difficult markets. As discussed last quarter, given the more normal capital markets, we have moved to a more historic level of other investment revenue in the quarter, a trend we expect to continue for Q4.

Interest expense grew to $11 million from $7 million this time last year. As you can see from the press release, our overall debt balance grew by approximately $200 million and we were at 67% fixed rate debt at the end of the quarter as compared to 51% this time last year.

Comp and G&A expenses remain fairly consistent for the quarter as compared to this time last year. Year-to-date comp and G&A expenses grew by approximately $3 million due to higher staffing cost and professional fees. The staffing cost includes additional head count, we’re now up to 38 people from approximately 30 at this time last year, as well as reflecting compensation increases and bonus accruals.

The professional fees were in part due to this being the first year of the auditors will have to report on SOX due to the growth in our market cap. In total, we had $3 million or $0.07 per share of GAAP income or 17% increase from the $0.06 per share last year. As many of you know, the GAAP earnings do not include the full effect of the cash we received from our renewable energy equity investments, especially when we have invested alongside of the tax equity and received a limited allocation of profits and losses, although we receive a much larger allocation of cash. On a year-to-date basis, we’ve collected approximately $45 million in cash from our equity investments as a compare to GAAP income on these investments of approximately $3 million.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Since we base our investment on a string of cash flows discounted back to a present value, we believe the cash we receive reflects both the return of capital and the return on the investment, thus we make a core adjustment of approximately $18 million to recognize our return on the investment which year-to-date when added to the GAAP

$3 million income recognition gives us a total core return on our equity method investments of $21 million and that’s the other $24 million is treated as return of capital.

After adding in the equity method and the non-cash stock comp adjustments, we had $12 million of core earnings, or $0.29 a share, as compared to the $9 million last year. or $0.26 a share, a 12% increase on a per share basis. All the earnings per share numbers reflect the impact of the dilution from the June offering.

Turning to slide eight. Our focus on high credit quality assets is reflected in our portfolio, which excluding equity method investments, consist of 39% of our assets from government obligors and 59% of transactions from commercial, investment grade obligors with only two projects representing 2% of our assets or $21 million not considered investment grade.

Our portfolio is widely diversified with over a 120 projects and an average outstanding balance of approximately $11 million per project.

On slide nine, we wanted to focus on the balance sheet. Presently, 65% of our assets are fixed rate debt investments with the remaining consisting of equity method investments in real estate. As we have discussed, new assets are originated at current rates, which is in effect, similar to a bond ladder.

On the debt side, we’re at approximately 67% at fixed rates and our leverage is 1.9 to 1 against our 2.5:1 leverage target up from 1.7:1 last quarter.

We entered into a short-term $50 million credit facility in Q3 to finance an approximately $80 million residential solar transaction that we expect to place longer-term financing on in Q4. We have discussed that given continued low short-term rates, we continue to focus on maintaining our fixed rate debt to be 50% to 70%.

As of September 30, we estimate that a 25 basis point increase in LIBOR, would increase quarterly interest expense by approximately $200,000 or less than a half cent per share, which is certainly a manageable number.

Just a quick update, the REIT regulations were issued in final form at the end of August. The regulations contain a requirement that our security interest in structural components like our energy efficiency improvements also be secured by a real property interest in the underlying property, where the improvements are installed.

While real property interest is not defined, we’ve addressed a similar requirement in the past and believe, we continue to comply with the requirements. Given these rules are brand new, we have added some disclosure in our 10-Q.

I’ll now turn it back to Jeff, who will wrap up the presentation.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

Thanks, Brendan. Turning to slide 10. To close, we continue to execute on our business plan of investing capital in assets that enable the growth of the best efficiency wind and solar companies in the business. By aggregating these assets that are otherwise not accessible to public shareholders, we’re building a business that allows our shareholders to participate in attractive and growing yields generated by an increasingly diverse portfolio of sustainable assets and managed by a team dedicated to good governance.

We thank our clients for the opportunity to support their business, and I thank my colleagues at Hannon Armstrong for keeping our clients top of mind as we continue to invest in the future of energy.

We appreciate you listening to our update. We’ll now – we’ll open the call for some questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And first from Oppenheimer we have Noah Kaye.

Noah Kaye	Q

Good afternoon, Jeff, Brendan and Amanda. So, you mentioned in your comments and then in the earnings release, back in October, the White House did extend that Federal performance contract and was challenged by additional $2 billion, over the next three years, so comparing that to $4 billion goal over the last seven years to eight years, I guess the question is, as it relates to your business, how do think about the cadence of that growth, is that really sort of a four-year to five-year tailwind, given the time for these projects to get completed and get on your under balance sheet?

Jeffrey W. Eckel Chairman, President & Chief Executive Officer	A

It’s a good question. I was skeptical of the very first a $2 billion challenge that it would really provoke the Federal bureaucracy to do these projects at scale. I’ve been completely and happily wrong on that. The Federal business is going at a very high cadence, the purchasing apparatus that transact these ESPCs takes these targets seriously, and it’s hitting the numbers. So we have to be based on the recent experience in last year and this year have to be very excited with yet another challenge that will cross the administration.

Noah Kaye	Q

Okay. So, next question on the distributed solar side particularly in residential, we have seen a shift in financing towards cash sales and loans, more solar companies looking to get cash flow positive. I guess as a strategic financing player in the industry, how does that mix shift impact your opportunities set?

Jeffrey W. Eckel Chairman, President & Chief Executive Officer	A

But we certainly follow our clients lead. We will evolve our financial offering to where the market is leading them to go. So we don’t really care what the form of the finance transaction is, we’ll invest in it if it’s good risk adjusted return for us, that’s kind of the neat thing about our structure as a REIT. We don’t have limitations like that and what kind of slice of capital we can do. That said, resi continues to be a great business for the solar companies and we’ve been able to do good business with it. I have to be much more optimistic about the commercial, industrial being a slightly more analogous to our historical kind of business. So we’ve got quite a bit of effort going into the commercial, industrial and solar market.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
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Q

Okay. Just last one from me. You ended the quarter with it looks like $73 million in cash balance, I believe that’s the highest quarterly balance since you went public. So good amount of dry powder there. With the market suggesting a good probability of a rate hike. Wondering if we’re – in some ways in a similar dynamic for you guys to 4Q of last year where you able to renegotiate some project term sheets. Now you have the potential catalyst of rates going higher. Can you just talk about that dynamic and how it’s effecting kind of timing of your originations?

Jeffrey W. Eckel Chairman, President & Chief Executive Officer	A

We generally try not to take interest rate risk prior to having our own economics locked in, there’s sometimes we do. But we look at a 25 basis point rise in Fed funds rate in December as I won’t say meaningless, but a really, really small number compared to forward-looking yields of 6.3.

So, I don’t think this is like Q4 last year. Q4 last year, you had enormous disruptions around the YieldCo model, oil and gas sector, banking sector. I think now we have the markets saying we might have some inflation for the first time in a decade and we might have interest rates go up by 25 bps to 50 bps. As I said, that’s typically a good news for Hannon Armstrong, when rates are higher and there’s a little bit of volatility.

Noah Kaye	Q

Okay. Great. Thank you.

A

Thanks, Noah.

Operator: And moving on from FBR, we have Carter Driscoll.

Carter Driscoll	Q

Good evening, Jeff, Brendan, Amanda. Could you talk, Jeff, about maybe some of the risk adjusted returns? You’re talking about the dividend between C&I and resi made a high level. And then, any surprising territories geographically where you’re seeing better growth in C&I and/or weakness in resi?

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Jeffrey W. Eckel Chairman, President & Chief Executive Officer	A

No. In terms of the geography, I don’t know that we see any changes in the geographic penetration of any of the resi or C&I solar markets. I think some clients are much better on the West Coast, some are better on the East Coast, and some are better in middle part of America. I don’t think it’s one solution nationally and one trend. There are a lot of players out there mining this field and I think we’re going to see a lots of different solutions out there. Maybe I had another part of your question, I missed.

Q

Just in terms of like at a high level, maybe the risk adjusted difference between what you’re seeing in in-resi originations versus C&I?

Jeffrey W. Eckel Chairman, President & Chief Executive Officer	A

Well, I think this is true for any asset class. Newer ones are willing to have better yields than more mature ones, and that’s not to say that resi-solar is mature, but it certainly is more mature than the commercial industrial, which has struggled for years to find common contractual basis to do these relatively small transactions at scale. I think the way the analogy would be federal ESPC that’s been going on for better part of 20 years, is far more mature than Property Assessed Clean Energy, which is just getting started.

Q

And then maybe...

A

Hey, I think...

Q

Sorry, go ahead, Brendan.

J. Brendan Herron Chief Financial Officer & Executive Vice President	A

This is Brendan, I was going to add two things to that. One is back to geographic area, we’re typically following our clients and we typically are structuring our transactions, so the clients have skin in the game behind us. So, they’re going to focus on the areas they think are the best for them, depending on whatever geographic region they operate in because they are more at risk to that than we are. So I just wanted to add that.

Q

Yeah. And I was just trying to get a sense of C&I, because it’s such an earlier stage than resi at any surprising regions just to get a little bit of additional flavor. And then maybe just the PACE as a follow up to that, on the commercial side, is the project – is the lengths of the project duration noticeably shorter than what you’ve experienced in the federal side?

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Jeffrey W. Eckel Chairman, President & Chief Executive Officer	A

Yeah, I mean federal transactions go out 25 years that’s not our target for commercial PACE, we probably wanted to be shorter. That said, if the collateral is good and there is a large building on top of a small energy efficiency improvement, you might be able to justify longer tenures. We certainly think the credit story is good. But it’s not the U.S. government.

Q

Yeah, yeah, understood. Okay, I’ll get back in the queue. I’ll take everything off offline. Thank you.

Operator: And moving on our next question comes from Ben Kallo with Baird.

Ben Kallo	Q

Hey, all and thanks for taking my questions. First of all on the – I guess tenor maybe just to Brendan, how do you guys looking at the tenor of investment versus the interest rate environment right now or has it changed at all, I got this question from some more sophisticated than me, which doesn’t take much, but does it like if your interest rates are rising, you want shorter term deals and so how is that how are you guys operating into that environment, I guess number two is what we hear from NextEra and Southern companies are going to invest less in solar than in wind, and what kind of opportunities does that open up for us and on the back of that I guess if I look at the traditional 66% versus 33% energy efficiency versus renewable, how do you [indiscernible] some return without renewables as things get pushed out in this market or is that something I worriy about, and sorry for the backup noise, I’ll drop off?

J. Brendan Herron Chief Financial Officer & Executive Vice President	A

I’ll address the tenor first Ben. So, we always reported our average life and that’s been – is a proxy for kind of tenor deals and that’s been about 11 years, and that’s been relatively consistent. I think the main thing we look at is, can we fix out debt against that? And in order to mitigate the interest rate risk and I sometimes talk about vintages of a transaction. So if we kind of matched off our interest rate risk in the 2014 vintage or the 2015 vintage, because the new stuff we’re originating, if we’re going to place debt against it in the same – in the same market environment, it doesn’t really matter how long it is, because we’ll match off the debt to the appropriate level.

We don’t necessarily ever match fund, we would typically be a little shorter because these are very long-dated assets and we would expect over the life of these assets that we’ll go through one or two interest rate cycles up and down or whichever direction. So, we’re more focused on, did we fix out the rates at that time we did a series of transactions? And that’s what we’re managing to and we’re managing to being largely fixed out in general with the fact that what’s usually remains is the credit facility and that tends to be newer stuff, because you put in the credit facility and then moved out somewhere else.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

A

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

I will – and I think the other thing you asked about Ben was, we’ve got different yields and different asset classes. And just a reminder, these are the forward-looking yields and the gross asset yields. What we’re really focused on is return on equity. So while wind and solar might yield 7%, our ability to lever that, or our interest in levering that is less than efficiency transactions yielding 4.3%.

In general, we end up very – the ROEs on all three asset classes end up very close to one another. Once you take into account different leverage levels.

Q

I guess maybe a follow up, just two question. One follow up is of the potential pipeline you have over $2 .5 billion. What – how do I think about that, is it a similar mix, as you look forward in kind of the similar type of returns of equity. And then second is the REIT status comes up every once in a while, people scratch your heads why you’re a REIT and if you’ll go back and you expecting to be approved as a REIT or whatever process that is. What type of risk is there if it is it and then I’ll jump off. Thanks guys.

A

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

Well, I’ll take the non-REIT question, save that for Brendan. I said the pipeline is as strong as it’s ever been and really tried to highlight that there are series of submarkets in efficiency, wind, and solar asset classes. There are – almost like everything is sitting on all cylinders, but it’s getting pretty close to that. I think the wind and solar business took the first half of 2016 off as it was digesting the good news on tax credit extensions. So, I think NextEra and Southern Company are clearly signaling that the wind business is back, they – as that creates incremental business for everybody supplying capital to those projects. And the efficiency business is each of the markets is quite strong right now.

A

J. Brendan Herron

Chief Financial Officer & Executive Vice President

And as to the REIT designation, Ben, we – when we went public we thought that REIT rules gave us the best tax structuring of various alternatives. The YieldCo model didn’t really exist at that the time, I have often talked about, we operate a REIT side of the business to, a REIT qualified side, and then we operate a – let’s call a taxable REIT subsidiary, which is a taxpayer, and operates very much like the YieldCo’s and then we have various tax attributes that we can utilize, and then we get into some of these projects, and thus we don’t pay any current tax in the YieldCo.

If for some reasons, we didn’t qualify, we would look at whether we would just take the whole thing to be in the YieldCo model, there is a lot of different alternatives that we could go through, but right now, we continue to believe this is a good structure for us, but if things change, then we’ll adapt, I don’t think it would have a long-term impact on the type of business that we’re doing, I think we have the flexibility there to adjust to various alternatives.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Q

Thank you, guys.

A

Thanks, Ben.

Operator: [Operator Instructions] Moving on, we’ll hear from Jeff Osborne with Cowen & Company.

Jeff Osbrone	Q

Yeah. Good evening. Most of my the questions have already been asked, but just a couple. I was wondering, if there is any impact during the quarter or over the summer months, around the JCI and Tyco merger, I understand there has been a historically large partner for you on the energy efficiency side?

A

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

No impact, I think it’s a terrific deal for JCI. I think it broadens their service offering, what I think you see all of the

– our six industrial giants of energy efficiency— Johnson Controls, Honeywell, Trane, et cetera, is they are really seeing the ability to wire buildings and effectively own the information in buildings. JCI acquiring Tyco security business just enhances their portfolio of offerings and really it’s quite consistent with that theme. So things are good in Milwaukee.

Q

Okay. Good to hear. And to that kind of theme the follow-up question I had is just, can you characterize the breadth of energy efficiency in terms of scope, obviously HVAC was I think the bulk of what you’ve done in the past. Can you talk about whether the government verticals embracing lighting and you’re financing those types of initiatives and your average deal size might pick up for buildings?

A

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

Yeah. I mean, lighting has been at the forefront of the efficiency market since its beginning in the late 1970s or early 1980s, shifting to fluorescents from incandescent and now from fluorescents to LEDs. I would say virtually every project has a lighting project that has a control project that relates to HVAC. We see a lot of vintage thoughtful fuel boilers whether oil or gas or coal being replaced with more distributed steam supply systems, those make for larger projects. We’re seeing a smattering of co-generation projects that are benefiting from lower electricity prices and the desire to have a little more grid independence. Basically, energy use in a building hasn’t changed a whole lot, the technologies are just getting more sophisticated and that means a more expensive but the sophistication means they are saving more money that’s increasing our average project size in general.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

And I think all of the ESCOs are starting to be more ambitious about the kinds of projects they’re doing. So we are seeing some relatively larger opportunities than in the past.

Q

Excellent. And the last question I had for you Jeff is just a bit of softball here, but just as you think about planning for 2017 what do you think the biggest challenge is, certainly the past couple of quarters you’ve been on cruise control so to speak?

A

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

I’mthinking more about baseballs than I think softball, but the – I think the challenges are as this while ago, we’ve got some internal plumbing to work on. The market is good, we are growing. And as you know we went public with 22 people which was pretty skinny, now we’re up to 38. So the challenge is more internal, we haven’t changed our business plan. We haven’t changed the kinds of investments we’re making. We really just discounting cash flows, but yeah we’re planning for growth. It’s a good market at the same time, to a person we’re all very conservative people and we worry about bad things happening to markets and that’s why we were securitizing so much in Q1 and Q2. We think that’s a real strength of our model. But otherwise I think we’re seeing good opportunities in 2017.

Q

Excellent. Thank you so much for the answers.

A

Thank you.

Operator: All right. And moving on we will go to Charles Nabhan with Wells Fargo.

Charles Nabhan	Q

Hi, there. Looking across your businesses I was wondering if you could comment on the competitive landscape, what you’re seeing in terms of activity from banks and any impact that might be having on yields on incremental investments?

A

Jeffrey W. Eckel

Chairman, President & Chief Executive Officer

Chuck, I think we’ve used the statement and I think keeping with you on one NDR that, I look at this the confluence of the decarbonization of the power sector and the re-regulation of financial institutions. Most of the decarbonization assets are relatively long-lived assets and they deserve long tenor financing. As you know being with Wells, that’s not exactly what banks want to do right now with the cost of capital and with Basel III.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

That said, these are good assets and everybody is starved for yield. I continue to just be delighted that we’ve got multiple assets. And if yield isn’t there because one market gets very competitive, we’ve got a lot of other asset classes to continue to invest in.

We don’t defy gravity on competition, but if asset yields were to fall due to higher competition, you would also expect our cost of capital to fall a little bit. So I think we’re – as a 35-year-old business, have shown we can find margin in good markets, lousy markets and hypercompetitive markets.

Charles J. Nabhan	Q

Thanks. Go ahead. I’m sorry.

J. Brendan Herron Chief Financial Officer & Executive Vice President	A

Sorry, Chuck. This is Brendan. I was going to add. In fact, we have an $11 million average deal size, it does help limit competition. There arent’ a lot of people who can be effective at originating and then aggregating these transactions and that does help us in the competitive landscape, especially in our long-dated assets.

Q

Charles J. Nabhan

Great. Thanks. And as a follow-up, I know it’s difficult to comment on ongoing conversations with regulators and/or government bodies like the IRS. But it sounds like there’s some sort of historical precedent for driving your expectations for the REIT ruling. So, I guess with that in mind, do you have any expectations in terms of a timeframe? What do you expect here back from when you expect to hear back from the IRS?

A

J. Brendan Herron

Chief Financial Officer & Executive Vice President

Let me be clear, the IRS issued new rules. We have an existing private letter ruling, we don’t think that the new rule regulations that they issued impact our existing private letter ruling. We think that, that was – that we qualify under that and continue to qualify under that. And so, there is no plan right now to go and enter into a dialogue with IRS. And so, the IRS is putting out the regulations, so that people would – some people have said, they’ve put them out so that people will stop asking for new rulings and just kind of use the regulations. It’s all very new so people who are still trying to understand what’s happening there, but we – we have an existing private letter ruling and we think the spirit of that complies with the spirit of the new regulations and we think we continue to comply with the private letter ruling.

Q

Okay. Thank you.

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Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)	Raw Transcript
Q3 2016 Earnings Call	02-Nov-2016

Operator: And at this time, we have no remaining questions. I’d like to turn the floor back to management for any additional or closing remarks.

Jeff Eckel

Terrific. Thanks once again for dialing in. We’ll be hitting the road soon here to go to some bank conferences and perhaps some NDRs and look forward to meeting as many of you as we can. Thanks for your interest.

Operator: And ladies and gentlemen, that does conclude today’s conference. We appreciate your participation and you may now disconnect.

Disclaimer

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